Exhibit 99.1

AMB PROPERTY CORPORATION® ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS
SAN FRANCISCO, February 2, 2010 – AMB Property Corporation® (NYSE: AMB), a leading owner, operator and developer of global industrial real estate, today reported results for the fourth quarter and full year 2009. Funds from operations per fully diluted share and unit (“FFOPS”) was $0.29 for the fourth quarter of 2009 and $0.72 for the full year 2009 compared to $(1.68) and $0.77 for the same periods in 2008. Excluding the impact of early debt extinguishment costs, preferred unit redemption discount and restructuring charges, FFO as adjusted would have been $0.32 for the fourth quarter, and $2.09 for full year 2009, which also excludes the impact of impairments recognized in the first quarter.
Net income (loss) available to common stockholders per fully diluted share (“EPS”) for the fourth quarter of 2009 was $(0.05), as compared to $(2.06) for the same quarter in 2008. EPS for the full year 2009 was $(0.37), as compared to $(0.68) for 2008. The loss in 2009 was primarily due to impairment charges that the company incurred in the first quarter.
“In 2009 we successfully executed on the key priorities we identified in 2008. We are well positioned to take advantage of emerging opportunities in 2010 and beyond,” said Hamid R. Moghadam, chairman & CEO. “We believe the leading indicators of demand for industrial real estate reached an inflection point during the fourth quarter. Against a strengthening macroeconomic backdrop, we’re seeing increased interest from both investors and customers as they actively re-engage in discussions and decisions regarding new investments and space requirements.”
Owned and Managed Portfolio Operating Results
The company’s operating results were in line with expectations for the fourth quarter and full year 2009. AMB’s operating portfolio was 91.2 percent occupied at December 31, 2009, up 20 basis points from September 30, 2009. Average occupancy during the quarter was 90.7 percent, up 30 basis points from the previous quarter. Cash-basis same store net operating income (“SS NOI”), without the effects of lease termination fees, decreased 7.3 percent in the fourth quarter and 4.5 percent for the full year from comparable periods, driven primarily by lower than average same store occupancies. For the trailing four quarters ended December 31, 2009, average rent change on renewals and rollovers in AMB’s operating portfolio decreased 6.9 percent.
Leasing Activity
The company leased a total of 7.8 million square feet (719,900 square meters) in its operating portfolio in the fourth quarter and 29.0 million square feet (2.7 million square meters) in the full year 2009. In its development portfolio, the company reduced vacancy by 2.5 million square feet (233,600 square meters) in the fourth quarter and 4.9 million square feet (455,300 square meters) in the full year 2009.

Disposition Activity
During the fourth quarter, the company completed dispositions totaling $93 million, with gains of approximately $2 million and an 8.2 percent stabilized capitalization rate, consisting of the following:
▪	The sale of eight development and value-added conversion properties in the Americas and Europe, including a land parcel, for an aggregate price of $70 million; and

▪	The sale of four properties from its U.S. operating portfolio for an aggregate price of $23 million.
For the year ended December 31, 2009, the company completed property dispositions and contributions totaling $763 million, with a stabilized capitalization rate of 6.8 percent.
Financing Activities
The company completed more than $1.6 billion of debt repayments, repurchases and extensions during the fourth quarter and $2.7 billion for the full year 2009. The net result of these transactions further improved and extended the weighted average remaining life of over 25 percent of its debt to more than five and a half years at an average interest rate of 4.9 percent without effectively increasing the company’s total indebtedness. As of December 31, 2009, the company’s share of total debt to share of total assets was 43.6 percent, which includes its share of joint venture debt.
The company’s liquidity was $1.4 billion, consisting of $1.2 billion of availability on its lines of credit and more than $200 million of cash, cash equivalents and restricted cash. The company is committed to maintaining its solid financial position and will continue to look for opportunities to further term out its maturities and progress towards its long-term leverage goals.
Investment Activity
Subsequent to quarter end, the company invested $150 million into its core open-end funds, consisting of $100 million in AMB Alliance Fund III and $50 million in AMB Europe Fund I. AMB Alliance Fund III received $50 million in third-party equity, subsequent to quarter end. The company expects AMB Alliance Fund III and AMB Europe Fund I to reinstate their investor distributions beginning in the first quarter.
“We believe the best way to invest in industrial real estate today is by increasing our commitments to portfolios we have assembled very carefully over the years. These portfolios are of very high quality, consistent with our investment strategy and are of course very familiar to us,” said Guy F. Jaquier, president, Europe & Asia; president, Private Capital.
FFO Guidance
Subsequent to setting preliminary 2010 earnings guidance in October of 2009, the company completed two transactions which will impact 2010 FFO. The November 2009 bond offering will increase interest expense in 2010; this expense will be partially offset by an increase in income related to the company’s investment, in its open-ended funds. Accordingly, the company revises full-year 2010 FFO guidance to $1.26 to $1.33 per share without recognition of gains from development activities, non-cash impairment charges, early debt extinguishment costs or restructuring charges. The company will provide updated details of its outlook for 2010 guidance during its fourth quarter earnings conference call.
Supplemental Earnings Measures
Included in the footnotes to the company’s attached financial statements is a discussion of why management believes FFO, FFOPS and FFO, as adjusted (the “FFO Measures”) are useful supplemental measures of operating performance, ways in which investors might use the FFO Measures when assessing the company’s financial performance and the FFO Measures’ limitations as a measurement tool. Reconciliation from net income available to common stockholders to the FFO Measures are provided in the attached tables and published in the company’s quarterly supplemental analyst package, available on the company’s website at www.amb.com.
AMB defines net operating income (“NOI”) as rental revenues, including reimbursements, less property operating expenses. NOI excludes depreciation, amortization, general and administrative expenses, restructuring charges, real estate impairment losses, development profits (losses), gains (losses) from sale or contribution of real estate interests, and interest expense. AMB believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, NOI is a useful supplemental measure calculated to help investors understand AMB’s operating performance, excluding the effects of costs and expenses which are not related to the performance of the assets. NOI is widely used by the real estate industry as a useful supplemental measure, which helps investors compare AMB’s operating performance with that of other companies. Real estate impairment losses have been excluded in deriving NOI because AMB does not consider its impairment losses to be a property operating expense. AMB believes that the exclusion of impairment losses from NOI is a common methodology used in the real estate industry. Real estate impairment losses relate to the changing values of AMB’s assets but do not reflect the current operating performance of the assets with respect to their revenues or expenses. AMB’s real estate impairment losses are non-cash charges which represent the write down in the value of assets when estimated fair value over the holding period is lower than current carrying value. The impairment charges were principally a result of increases in estimated capitalization rates and deterioration in market conditions that adversely impacted underlying real estate values. Therefore, the impairment charges are not related to the current performance of AMB’s real estate operations and should be excluded from its calculation of NOI.
AMB considers cash-basis same store net operating income (“SS NOI”) to be a useful supplemental measure of our operating performance for properties that are considered part of the same store pool. AMB defines SS NOI as NOI on a same store basis excluding straight line rents and amortization of lease intangibles. Same store pool includes all properties that are owned as of the end of both the current and prior year reporting periods and excludes development properties for both the current and prior reporting periods. The same store pool is set annually and excludes properties purchased and developments stabilized after December 31, 2007. AMB considers SS NOI to be an appropriate and useful supplemental performance measure because it reflects the operating performance of the real estate portfolio excluding effects of non-cash adjustments and provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, AMB believes that SS NOI helps investors compare the operating performance of AMB’s real estate as compared to other companies. While SS NOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating our liquidity or operating performance. SS NOI also does not reflect general and administrative expenses, interest expenses, real estate impairment losses, depreciation and amortization costs, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact our results from operations. Further, AMB’s computation of SS NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SS NOI. A reconciliation from net income to SS NOI is provided below (dollars in thousands) and published in AMB’s quarterly supplemental analyst package, available on AMB’s website at www.amb.com.

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net loss	$(10,102)	$(199,262)	$(27,960)	$(6,750)
Private capital income	(10,503)	(7,632)	(37,879)	(68,470)
Depreciation and amortization	51,869	38,233	179,894	164,188
Real estate impairment losses	—	183,754	174,410	183,754
General and administrative and fund costs	31,369	40,802	116,315	145,040
Restructuring charges	2,544	12,306	6,368	12,306
Total other income and expenses	39,610	31,815	90,484	20,213
Total discontinued operations	(1,753)	7,277	(94,725)	(4,558)

NOI	103,034	107,293	406,907	445,723
Less non same-store NOI	(23,937)	(17,385)	(77,719)	(96,766)
Less non cash adjustments(1)	(1,379)	1,215	(398)	(891)

Cash-basis same-store NOI	$77,718	$91,123	$328,790	$348,066

(1)	Non-cash adjustments include straight line rents and amortization of lease intangibles for the same store pool only (dollars in thousands).
“Owned and managed” is defined by the company as assets in which the company has at least a 10 percent ownership interest, is the property or asset manager, and which it currently intends to hold for the long-term.
Conference Call Information
The company will host a conference call to discuss the quarterly and full year 2009 results on Tuesday, February 2 at 10:00 AM PST / 1:00 PM EST. Stockholders and interested parties may listen to a live broadcast of the conference call by dialing 877 447 8218 (from the U.S. and Canada) or +1 706 643 7823 (from all other countries) and using reservation code 49918053. A webcast can be accessed through the company’s website at www.amb.com in the Investor Relations section.
If you are unable to listen to the live conference call, a telephone and webcast replay will be available through the company’s website at www.amb.com in the Investor Relations section until 8:00 PM EST / 5:00 PM PST on Friday, March 5, 2010 at 800 642 1687 (from the U.S. and Canada) or +1 706 645 9291 (from all other countries) with the reservation code 49918053.
AMB Property Corporation.® Local partner to global trade.™

AMB Property Corporation® is a leading owner, operator and developer of industrial real estate, focused on major hub and gateway distribution markets in the Americas, Europe and Asia. As of December 31, 2009, AMB owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 155.1 million square feet (14.4 million square meters) in 47 markets within 14 countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution® facilities—industrial properties built for speed and located near airports, seaports and ground transportation systems.
AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at +1 415 394 9000.
Some of the information included in this press release contains forward-looking statements such as those related to our development projects (including completion, timing of stabilization and delivery, our share of remaining funding required, our ability to lease such projects, square feet at stabilization or completion, costs and total investment amounts), if and when our funds will reinstate investor distributions, our ability to address our future capital commitments, our ability to meet our forecasts (including our FFO, EPS and operating guidance) and business goals, customer and investor interest, a strengthening economy, cap rate stabilization ability to complete current initiatives, take advantage of opportunities, maintain a solid financial position, term out our maturities and progress toward our leverage goals, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants or renewal at lower than expected rent or failure to lease at all or on expected terms, decreases in real estate values and impairment losses, our failure to obtain, renew or extend financing or re-financing, risks related to debt and equity security financings (including dilution risk), our failure to divest properties we have contracted to sell or to timely reinvest proceeds from any divestitures, failure to maintain our current credit agency ratings or comply with our debt covenants, international currency and hedging risks, financial market fluctuations, changes in general economic conditions, global trade or in the real estate sector, inflation risks, a downturn in the U.S., California or global economy, increased interest rates and operating costs or greater than expected capital expenditures, risks related to suspending, reducing or changing our dividends, our failure to contribute properties to our co-investment ventures, risks related to our obligations in the event of certain defaults under co-investment ventures and other debt, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development, value-added conversions, redevelopment and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, risks related to our tax structuring, environmental uncertainties, risks related to natural disasters, changes in real estate and zoning laws, risks related to doing business internationally and global expansion, risks of opening offices globally, risks of changing personnel and roles, losses in excess of our insurance coverage, unknown liabilities acquired in connection with acquired properties or otherwise and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2008.
AMB CONTACTS
Tracy A. Ward
Vice President, IR & Corporate Communications

Direct	+1 415 733 9565

Email	tward@amb.com

CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(in thousands, except per share data)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Rental revenues(1)	$152,899	$151,606	$595,963	$625,093
Private capital revenues	10,503	7,632	37,879	68,470

Total revenues	163,402	159,238	633,842	693,563

Costs and expenses
Property operating costs(1)	(49,865)	(44,313)	(189,056)	(179,370)
Depreciation and amortization	(51,869)	(38,233)	(179,894)	(164,188)
General and administrative	(31,131)	(40,643)	(115,253)	(143,962)
Restructuring charges	(2,544)	(12,306)	(6,368)	(12,306)
Fund costs	(238)	(159)	(1,062)	(1,078)
Real estate impairment losses	—	(183,754)	(174,410)	(183,754)
Other expenses(2)	(2,176)	(2,446)	(10,247)	(520)

Total costs and expenses	(137,823)	(321,854)	(676,290)	(685,178)

Other income and expenses
Development profits, net of taxes	1,368	4,836	35,874	81,084
Gains from sale or contribution of real estate interests, net	—	—	—	19,967
Equity in earnings of unconsolidated joint ventures, net	3,824	2,762	11,331	17,121
Other (expenses) income(2)	(222)	(3,061)	6,284	(3,124)
Interest expense, including amortization	(30,790)	(33,775)	(121,459)	(133,955)
Loss on early extinguishment of debt	(11,614)	(131)	(12,267)	(786)

Total other income and expenses, net	(37,434)	(29,369)	(80,237)	(19,693)

Loss from continuing operations	(11,855)	(191,985)	(122,685)	(11,308)
Discontinued operations
Income attributable to discontinued operations	173	(6,996)	3,005	1,964
Development profits, net of taxes	—	—	53,002	—
Gains (losses) from sale of real estate interests, net of taxes	1,580	(281)	38,718	2,594

Total discontinued operations	1,753	(7,277)	94,725	4,558

Net loss	(10,102)	(199,262)	(27,960)	(6,750)
Noncontrolling interests’ share of net (income) loss
Joint venture partners’ share of net income	(2,234)	(2,954)	(11,063)	(32,855)
Joint venture partners’ and limited partnership unitholders’ share of development profits	(942)	(1,924)	(3,308)	(9,041)
Preferred unitholders	—	(1,432)	(4,295)	(5,727)
Limited partnership unitholders	161	8,160	3,625	5,063

Total noncontrolling interests’ share of net (income) loss	(3,015)	1,850	(15,041)	(42,560)

Net loss attributable to AMB Property Corporation	(13,117)	(197,412)	(43,001)	(49,310)
Preferred stock dividends	(3,950)	(3,950)	(15,806)	(15,806)
Preferred unit redemption discount	9,759	—	9,759	—
Allocation to participating securities(3)	(257)	—	(1,029)	(1,335)

Net loss available to common stockholders	$(7,565)	$(201,362)	$(50,077)	$(66,451)

Net loss per common share (diluted)	$(0.05)	$(2.06)	$(0.37)	$(0.68)

Weighted average common shares (diluted)	147,047	97,584	134,321	97,404

(1)	On July 1, 2008, the partners of AMB Partners II (previously, a consolidated co-investment venture) contributed their interests in AMB Partners II to AMB Institutional Alliance Fund III in exchange for interests in AMB Institutional Alliance Fund III, an unconsolidated co-investment venture. Pro forma rental revenues for the year ended December 31, 2008 would have been $585,706 and proforma operating expenses for the year ended December 31, 2008 would have been $169,333 if AMB Partners II had been deconsolidated as of January 1, 2008.

(2)	Includes changes in liabilities and assets associated with AMB’s deferred compensation plan for the three and twelve months ended December 31, 2009 of $969 and $7,823, respectively, and for the three and twelve months ended December 31, 2008 of $(4,460) and $(7,828), respectively.

(3)	Represents net income attributable to AMB Property Corporation, net of preferred stock dividends, allocated to outstanding unvested restricted shares. For the three and twelve months ended December 31, 2009, there were 919 unvested restricted shares outstanding. For the three and twelve months ended December 31, 2008, there were 856 unvested restricted shares outstanding.

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS(1)
(in thousands, except per share data)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
Net loss available to common stockholders	$(7,565)	$(201,362)	$(50,077)	$(66,451)
(Gains) losses from sale or contribution of real estate interests, net of taxes	(1,580)	281	(38,718)	(22,561)
Depreciation and amortization
Total depreciation and amortization	51,869	38,233	179,894	164,188
Discontinued operations’ depreciation	57	1,412	2,042	5,011
Non-real estate depreciation	(2,576)	(1,484)	(8,593)	(7,270)
Adjustments to derive FFO from consolidated joint ventures
Joint venture partners’ noncontrolling interests (Net income)	2,234	2,954	11,063	32,855
Limited partnership unitholders’ noncontrolling interests (Net loss)	(161)	(8,160)	(3,625)	(5,063)
Limited partnership unitholders’ noncontrolling interests (Development profits)	11	114	2,377	2,822
FFO attributable to noncontrolling interests	(7,245)	(9,036)	(26,695)	(49,957)
Adjustments to derive FFO from unconsolidated joint ventures
AMB’s share of net income	(3,824)	(2,762)	(11,331)	(17,121)
AMB’s share of FFO	12,549	10,015	42,938	42,742
Allocation to participating securities(2)	(10)	—	—	—

Funds from operations	$43,759	$(169,795)	$99,275	$79,195

FFO per common share and unit (diluted)	$0.29	$(1.68)	$0.72	$0.77

Weighted average common shares and units (diluted)	150,993	101,102	137,904	102,735

Adjustments for impairment charges, restructuring charges, preferred unit redemption discount and debt extinguishment
Real estate impairment losses	$—	$183,754	$174,410	$183,754
Discontinued operations’ real estate impairment losses	—	10,164	7,443	10,164
Pursuit costs and tax reserve	—	11,834	—	11,834
AMB’s share of real estate impairment losses from unconsolidated joint ventures	—	1,847	4,611	1,847
Joint venture partners’ noncontrolling interest share of real estate impairment losses	—	(424)	(4,876)	(424)

AMB’s share of total impairment charges(1)	—	207,175	181,588	207,175
Restructuring charges(1)	2,544	12,306	6,368	12,306
Loss on early extinguishment of debt	11,614	131	12,267	786
Preferred unit redemption discount	(9,759)	—	(9,759)	—
Allocation to participating securities(2)	(27)	(418)	(898)	(1,186)

Funds from operations, as adjusted(1)	$48,131	$49,399	$288,841	$298,276

FFO, as adjusted per common share and unit (diluted)	$0.32	$0.49	$2.09	$2.90

Weighted average common shares and units (diluted)	150,993	101,112	137,904	102,735

(1)	Funds From Operations (“FFO”), Funds From Operations Per Share and Unit (“FFOPS”) and FFO, as adjusted (together with FFO and FFOPS, the “FFO Measures”). AMB believes that net income, as defined by U.S. GAAP, is the most appropriate earnings measure. However, AMB considers funds from operations, or FFO, FFO per share and unit, or FFOPS, and FFO, as adjusted, to be useful supplemental measures of its operating performance. AMB defines FFOPS as FFO per fully diluted weighted average share of AMB’s common stock and operating partnership units. AMB calculates FFO as net income available to common stockholders, calculated in accordance with U.S. GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive AMB’s pro rata share of FFO of consolidated and unconsolidated joint ventures.
Unless stated otherwise, AMB includes the gains from development, including those from value-added conversion projects, before depreciation recapture, as a component of FFO. AMB believes gains from development should be included in FFO to more completely reflect the performance of one of our lines of business. AMB believes that value-added conversion dispositions are in substance land sales and as such should be included in FFO, consistent with the real estate investment trust industry’s long standing practice to include gains on the sale of land in FFO. However, AMB’s interpretation of FFO or FFOPS may not be consistent with the views of others in the real estate investment trust industry, who may consider it to be a divergence from the NAREIT definition, and may not be comparable to FFO or FFOPS reported by other real estate investment trusts that interpret the current NAREIT definition differently than AMB does. In connection with the formation of a joint venture, AMB may warehouse assets that are acquired with the intent to contribute these assets to the newly formed venture. Some of the properties held for contribution may, under certain circumstances, be required to be depreciated under U.S. GAAP. If this circumstance arises, AMB intends to include in its calculation of FFO gains or losses related to the contribution of previously depreciated real estate to joint ventures. Although such a change, if instituted, will be a departure from the current NAREIT definition, AMB believes such calculation of FFO will better reflect the value created as a result of the contributions. To date, AMB has not included gains or losses from the contribution of previously depreciated warehoused assets in FFO.
In addition to presenting FFO as described above, AMB presents FFO, as adjusted. AMB calculates FFO, as adjusted, as FFO less impairment and restructuring charges, debt extinguishment losses and the Series D preferred unit redemption discount. The impairment charges were principally a result of increases in estimated capitalization rates and deterioration in market conditions that adversely impacted values. The restructuring charges reflected costs associated with AMB’s reduction in global headcount and cost structure. Debt extinguishment losses generally included the costs of repurchasing debt securities. AMB repurchased certain tranches of senior unsecured debt to manage its debt maturities in response to the current financing environment, resulting in greater debt extinguishment costs. The Series D preferred unit redemption discount reflects the gain associated with the discount to liquidation preference in the Series D preferred unit redemption price less costs incurred as a result of the redemption. Although difficult to predict, these items may be recurring given the uncertainty of the current economic climate and its adverse effects on the real estate and financial markets. While not infrequent or unusual in nature, these items result from market fluctuations that can have inconsistent effects on AMB’s results of operations. The economics underlying these items reflect market and financing conditions in the short-term but can obscure AMB’s performance and the value of AMB’s long-term investment decisions and strategies. Management believes FFO, as adjusted, is significant and useful to both it and its investors. FFO, as adjusted, more appropriately reflects the value and strength of AMB’s business model and its potential performance isolated from the volatility of the current economic environment and unobscured by costs (or gains) resulting from AMB’s management of its financing profile in response to the tightening of the capital markets. However, in addition to the limitations of FFO Measures generally discussed below, FFO, as adjusted, does not present a comprehensive measure of AMB’s financial condition and operating performance. This measure is a modification of the NAREIT definition of FFO and should not be considered a replacement of FFO as AMB defines it or used as an alternative to net income or cash as defined by U.S. GAAP.
AMB believes that the FFO Measures are meaningful supplemental measures of its operating performance because historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, the FFO Measures are supplemental measures of operating performance for real estate investment trusts that exclude historical cost depreciation and amortization, among other items, from net income available to common stockholders, as defined by U.S. GAAP. AMB believes that the use of the FFO Measures, combined with the required U.S. GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. AMB considers the FFO Measures to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, the FFO Measures can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO and FFOPS are relevant and widely used measures of operating performance of real estate investment trusts, the FFO Measures do not represent cash flow from operations or net income as defined by U.S. GAAP and should not be considered as alternatives to those measures in evaluating AMB’s liquidity or operating performance. The FFO Measures also do not consider the costs associated with capital expenditures related to AMB’s real estate assets nor are the FFO Measures necessarily indicative of cash available to fund AMB’s future cash requirements. Management compensates for the limitations of the FFO Measures by providing investors with financial statements prepared according to U.S. GAAP, along with this detailed discussion of the FFO Measures and a reconciliation of the FFO Measures to net income available to common stockholders, a U.S. GAAP measurement.
See Consolidated Statements of Funds from Operations for a reconciliation of FFO from net income available to common stockholders.
The following table reconciles projected FFO, as adjusted excluding AMB’s share of development gains (or “Core FFO”) from projected net income available to common stockholders for the year ended December 31, 2010:

	2010
	Low	High
Projected net income available to common stockholders	$0.03	$0.10
AMB’s share of projected depreciation and amortization	1.27	1.27
AMB’s share of projected gains on disposition of operating properties recognized to date	(0.01)	(0.01)
Impact of additional dilutive securities, other, rounding	(0.03)	(0.03)

Projected Funds From Operations (FFO)	$1.26	$1.33

Restructuring charges	0.02	0.02
AMB’s share of development gains recognized to date	(0.02)	(0.02)

Projected FFO, as adjusted, excluding AMB’s share of development gains (or “Core FFO”) (3)	$1.26	$1.33

Amounts are expressed per share, except FFO and FFO, as adjusted, excluding AMB’s share of development gains, which are expressed per share and unit.

(2)	Represents amount of FFO allocated to outstanding unvested restricted shares. For the three and twelve months ended December 31, 2009, there were 919 unvested restricted shares. For the three and twelve months ended December 31, 2008, there were 856 unvested restricted shares.

(3)	As development gains are difficult to predict in the current economic environment, management believes Projected FFO, as adjusted, excluding AMB’s share of development gains is the more appropriate and useful measure to reflect its assessment of AMB’s projected operating performance.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	As of
	December 31, 2009	December 31, 2008
Assets
Investments in real estate
Total investments in properties	$6,708,660	$6,603,856
Accumulated depreciation and amortization	(1,113,808)	(970,737)

Net investments in properties	5,594,852	5,633,119
Investments in unconsolidated joint ventures	462,130	431,322
Properties held for sale or contribution, net	214,426	609,023

Net investments in real estate	6,271,408	6,673,464
Cash and cash equivalents and restricted cash	206,077	251,231
Accounts receivable, net	155,958	160,528
Other assets	208,515	216,425

Total assets	$6,841,958	$7,301,648

Liabilities and equity
Liabilities
Secured debt	$1,096,554	$1,522,571
Unsecured senior debt	1,155,529	1,153,926
Unsecured credit facilities	477,630	920,850
Other debt	482,883	392,838
Accounts payable and other liabilities	338,042	345,259

Total liabilities	3,550,638	4,335,444

Equity
Stockholders’ equity
Common equity	2,716,604	2,291,695
Preferred equity	223,412	223,412

Total stockholders’ equity	2,940,016	2,515,107
Noncontrolling interests
Joint venture partners	289,909	293,367
Preferred unitholders	—	77,561
Limited partnership unitholders	61,395	80,169

Total noncontrolling interests	351,304	451,097

Total equity	3,291,320	2,966,204

Total liabilities and equity	$6,841,958	$7,301,648